Exhibit 99.1
CONN'S, INC. REPORTS MARCH 2016 SALES AND DELINQUENCY DATA
THE WOODLANDS, Texas, April 7, 2016 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $104.4 million in total retail net sales for the month ended March 31, 2016, a 0.6% increase compared to the same prior year period.
The following table presents the Company's percentage change in same store sales for the month ended March 31, 2016, compared to the same prior-year periods, and the 60-plus day delinquency rate as of March 31, 2016:

Month Ended March 31, 2016
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	(2.1)%
Home appliance	(11.6)
Consumer electronic	(22.5)
Home office	(9.4)
Other	(6.4)
Product sales	(11.0)
Repair service agreement commissions	(5.9)
Total net sales	(10.4)%
Total net sales (excluding exited products)	(8.5)%

As of March 31, 2016
60-plus day delinquency rate	8.9%
Norm Miller, Conn's Chief Executive Officer and President, commented, "During March, same store sales declined by 8.5%, excluding the impact of our April 2015 decision to exit video game products, digital cameras, and certain tablets. Sales compared to the prior year were notably affected by two factors. First, Easter Sunday fell in March this year, and our store closures for the day reduced sales by an estimated 360 basis points. Second, refinements in our underwriting implemented during the fiscal 2016 fourth quarter reduced sales by approximately 150 basis points, consistent with our expectations.
"While the month started off more slowly, we did see significant improvement during the final two weeks. Same store sales increased 1.5% over that time period, excluding exited categories, benefiting from changes to our long-term no-interest promotional offers. Relative sales performance in our markets with greater oil industry concentration improved slightly during the month.
"Furniture sales trended better than the company average on increased advertising exposure together with the impact of lapping last year’s West Coast port strike, which affected product availability at the time. Excluding sales of exited products, same store sales of consumer electronics were down 17.5% on softer vendor promotions compared to the prior year, and home office sales were down 3.8%.
"Greater than 60-day delinquency was 8.9% as of March 31, 2016, a sequential decrease from 9.3% as of February 29, 2016, and compared to 8.7% as of March 31, 2015. Continued reductions in the pace of portfolio growth are negatively impacting the year-over-year delinquency rate comparison."
All of the above March 31, 2016 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.
Conn's expects to release April sales and delinquency data on May 5, 2016.

About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400